Exhibit 10.113

                    , 2009

«Name»

Re:	Retention Bonus Agreement

Dear «FirstName»:

Cortex Pharmaceuticals, Inc. (together with any successor thereto or, if applicable, the ultimate parent of any such successor, the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of the Company’s key personnel. In this regard, the Company’s Compensation Committee of the Board of Directors (the “Committee”) recognizes that the possibility of a change of control of the Company may exist and the uncertainty and questions that it may raise among key employees could result in the departure or distraction of these personnel to the detriment of the Company, its stockholders, and the potential purchaser of the company.

The Committee has decided to reinforce and encourage the continued attention and dedication of key employees, including yourself, to their assigned duties without the distraction arising from the possibility of a change of control of the Company.

Retention Bonus. The Company hereby agrees that after this letter agreement has been fully executed, you shall be entitled to receive a lump sum cash bonus equal to six months of your base salary (subject to applicable withholding, the “Bonus”) in the event that (a) a “Change in Control” (as defined in the Company’s 2006 Stock Incentive Plan) occurs and (b) you remain continuously employed with the Company (or a subsidiary of the Company) from the date hereof through the date occurring three (3) months after the effective date of the Change in Control (the “Payment Date”). The additional three months post-change of control is to allow for an orderly transition of personnel and information and to allow for an appropriate integration process, as needed. Should the new controlling interest deem the period longer than needed, then the effective date for payment of the bonus post-closing may be shortened.

The Bonus shall be payable by the Company on or as soon as practicable following the Payment Date (but no later than fifteen (15) days thereafter) [for executives and key employees: such Bonus shall be determined without regard to any reduction of base salary applicable to Company executives and employees which may be necessitated after the date hereof and prior to a Change in Control]. Notwithstanding the foregoing, in the event that your employment is terminated by the Company (or a subsidiary) after a Change in Control and prior to the Payment Date without “Cause” (as defined below) or you resign for “Good Reason” (as defined below) during such period, your Bonus shall be payable by the Company as soon as practicable following the date of your termination of employment (but no later than sixty (60) days thereafter), subject to you executing and not revoking during any applicable revocation period a general release of all claims against the Company in a form acceptable to the Company within sixty (60) days after such termination of employment.

Cause. For the purposes of this agreement, “Cause” shall mean any one or more of the following events: (a) your conviction of, or entry of a plea of “guilty” or “no contest” to, a felony or a crime involving moral turpitude, (b) your unauthorized use or disclosure of confidential information or trade secrets of the Company (or a subsidiary) or any successor or parent or subsidiary thereof; (c) your intentional misconduct, fraud, embezzlement or act of dishonesty that has a material adverse impact on the Company (or a subsidiary) or any successor or parent or subsidiary thereof; or (d) your intentional and continued refusal or failure to act in accordance with any lawful and proper direction or order of the Board or the appropriate individual to whom you directly or indirectly report.

Good Reason. For purposes of this agreement, “Good Reason” shall mean the occurrence of any of the following events after a Change in Control, without your prior written consent: (a) a reduction of your annual base salary (from annualized base pay prior to application of any temporary reduction in salary between date of this contract and the change in control) of more than five percent (5%), (b) the Company’s relocation of your principal place of employment to a location which is more than thirty (30) miles from your principal place of employment immediately prior to the Change in Control, or (c) a material diminution in your authority, duties, or responsibilities. In order to invoke a termination for Good Reason, you must provide written notice to the Company of the existence of one or more of the conditions described in clauses (a), (b) or (c) within 90 days after having knowledge of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy any condition constituting Good Reason during the Cure Period, you must terminate employment, if at all, within 90 days following the end of the Cure Period in order to terminate employment for Good Reason.

IRC Section 409A. Notwithstanding anything in this letter agreement to the contrary, any compensation payable hereunder that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and which is designated hereunder as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A of the Code (a “Separation from Service”). In addition, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled hereunder is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (a) the expiration of the six-month period measured from the date of your Separation from Service or (b) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due hereunder shall be paid as otherwise provided herein.

Other Terms and Conditions. Nothing contained in this agreement shall confer upon you any right to continue in the employ of the Company, constitute any contract or agreement of employment, or interfere in any way with the at-will nature of your employment with the Company.

Your rights hereunder shall be in addition to any rights you may otherwise have under all benefit plans or agreements of the Company to which you are a party or in which you are a participant, including, but not limited to, any employee benefit plans, bonus plans and equity incentive plans.

Please sign and return a copy of this letter to the Company, which shall then constitute our agreement on this subject.

Sincerely,

Roger G. Stoll, Ph.D.
Executive Chairman of the Board Cortex Pharmaceuticals, Inc.

Understood and agreed,

Date:
«Name»